UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TECO Energy, Inc.

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We’re proud to introduce our customers and communities to Emera

TECO Energy and Tampa’s hometown electric utility as well as the largest natural gas providers we own in Florida and New Mexico will have a lot more energy behind them in 2016 – and it will come from Emera Inc. On Sept. 4, 2015, TECO Energy and Emera finalized an agreement to acquire TECO Energy, including Tampa Electric, Peoples Gas and New Mexico Gas Company. It’s an exciting time for us and for the customers and communities we’re proud to continue to serve.

The $10.4 billion transaction will likely close in the middle of 2016. That’s about 117 years after Tampa Electric began providing safe, reliable, and cost-effective electricity to customers in West Central Florida. In 1981, TECO Energy came into being as the holding company for Tampa Electric. Over the years, our reach grew to include Peoples Gas, Florida’s largest natural gas provider. And last year, we expanded with our own acquisition of New Mexico Gas Company (NMGC), headquartered in Albuquerque.

Our company names and headquarters will all remain the same as we enter this promising new chapter. After closing with Emera, our combined companies will have the power of a top 20 North American regulated utility with geographic diversity and significant growth potential. This is terrific news for a lot of reasons.

For customers, TECO Energy President and CEO John Ramil has made it clear that the rates customers pay for electricity and natural gas will remain what they’ve been: among the lowest in Florida and the nation. In fact, due to a drop in fuel costs (a pass-through cost that generates no income for Tampa Electric), the electric rates our customers will pay beginning in November 2015 will actually be 9 percent less than they were nine years ago. And, our customers in New Mexico will continue to benefit from more than $11 million in anticipated savings through a credit on their bills that began in October 2014 and will continue through and until the next rate case.

For shareholders, the agreement is positive as evidenced in the 48 percent premium Emera will pay for TECO Energy’s stock as based on July 15, 2015 numbers. Along with filing a definitive proxy statement on Oct. 22, 2015 with the Securities and Exchange Commission (SEC), TECO Energy scheduled a special shareholder meeting to vote on the agreement on Dec. 3, 2015. In addition to shareholder approval, the Emera transaction requires review by the Federal Trade Commission and the U.S. Department of Justice (Hart-Scott-Rodino Act) and the Committee on Foreign Investment in the United States (CFIUS), as well as regulatory approval from the Federal Energy Regulatory Commission (FERC) and the New Mexico Public Regulation Commission (NMPRC).

For TECO team members, the good news is especially important to emphasize. Emera President and CEO Christopher Huskilson has stressed the need to retain TECO’s workforce. Emera, which is headquartered in Nova Scotia and operates in Canada, New England and the Caribbean, needs TECO’s hard-working team with its unique knowledge of Florida and New Mexico customers, regulations and many other considerations.

Maybe best of all, Emera’s financial strength – made more so now with the acquisition of TECO, which doubles its asset and customer base – has pledged its commitment to the communities we’ve served at levels that match or exceed our current involvement. That means the kind of stories you’ve heard – about how we help those in need, how we stay ready for severe weather, how we bring innovative, award-winning environmental solutions to the community and much, much more – will all continue with the benefit of scale that joining forces with Emera brings.

TECO Energy was the right company for Emera to acquire because we’ve been the right company for our communities for so long. And even though our ownership will change, our name, hometown headquarters, team members – and more than anything, our commitment to the customers and communities we serve – are stronger than ever.

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of TECO Energy for their consideration at a special meeting to be held on Dec. 3, 2015. In connection with the proposed transaction, on Oct. 22, 2015, TECO Energy filed a definitive proxy statement and a form of proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the special meeting. The definitive proxy statement was mailed to TECO Energy shareholders of record as of Oct. 21, 2015, the record date fixed by the TECO Energy’s board of directors for the special meeting. This communication is not a substitute for the definitive proxy statement. TECO ENERGY SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant documents filed by TECO Energy with the SEC, when filed, are available free of charge at the SEC’s website (www.sec.gov), at TECO Energy’s website at www.tecoenergy.com or by sending a written request to TECO Energy Inc., Corporate Secretary, P.O. Box 111, Tampa, FL 33602. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of TECO Energy shareholders is available in the definitive proxy statement.